Exhibit 107

Calculation of Filing Fee Tables

SCHEDULE 14A

(Form Type)

Redwood Mortgage Investors VIII, L.P., a California Limited Partnership

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Value

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee
Fees to Be Paid	$55,090,000	(1)	0.00011020	$6,071	(2)
Fees Previously Paid	—			—
Total Transaction Valuation	$55,090,000
Total Fees Due for Filing				$6,071

Total Fees Previously Paid				—
Total Fee Offsets				—

Net Fee Due				$6,071

(1) The consent solicitation statement relates to a proposed dissolution of the registrant in which all assets of the registrant would be liquidated and distributed to limited partners. In accordance with Exchange Act Rule 0-11(c)(2)(ii), the proposed maximum aggregate value of the transaction, estimated solely for purposes of calculating the filing fee, was calculated based upon a bona fide estimate of the fair market value of the property to be distributed of $55,090,000 as of March 31, 2023.

(2) In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, and Exchange Act Rule 0-11, the filing fee was determined by multiplying the proposed maximum aggregate value of the transaction by 0.00011020.